Exhibit 5.1

    Opinion of Katten Muchin Zavis Rosenman, the legal counsel to the Company

July 14, 2004


Kensey Nash Corporation
Marsh Creek Corporate Center
55 East Uwchlan Avenue
Exton, Pennsylvania  19341


Ladies and Gentlemen:

We have acted as counsel to Kensey Nash Corporation, a Delaware corporation (the "Company"), in connection with the preparation and filing of a Registration Statement on Form S-8 (the "Registration Statement") for the registration under the Securities Act of 1933, as amended (the "Act"), of the issuance and sale by the Company of up to an additional 850,000 shares (the "Shares") of the Company's common stock, $0.001 par value per share (the "Common Stock"), pursuant to the Fourth Amended and Restated Kensey Nash Corporation Employee Incentive Compensation Plan (the "Plan"). This opinion is being furnished in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Act.

In connection with this opinion, we have relied as to matters of fact, without investigation, upon certificates of public officials and others and upon affidavits, certificates and written statements of directors, officers and employees of, and the accountants for, the Company. We have also examined and relied upon originals or copies, certified or otherwise identified to our satisfaction, of the following:

        1.   The Certificate of Incorporation of the Company, as amended;

        2.   The By-laws of the Company, as amended;

        3. Resolutions adopted by the Board of Directors of the Company relating to the Plan and the Registration Statement;

        4.   The Plan;

        5.   A form of specimen stock certificate representing the Common Stock;
             and

        6. Such other instruments, documents, statements and records of the Company and others as we have deemed relevant and necessary to examine and rely upon for the purpose of this opinion.

In connection with this opinion, we have assumed the legal capacity of all natural persons, the accuracy and completeness of all documents and records that we have reviewed, the genuineness of all signatures, the due authority of the parties signing such documents, the authenticity of the documents submitted to us as originals and the conformity to authentic original documents of all documents submitted to us as certified, conformed or reproduced copies.

Based upon and subject to the foregoing, it is our opinion that when certificates representing the Shares in the form of the specimen certificate examined by us have been manually signed by an authorized officer of the transfer agent and registrar for the Common Stock or the Shares have been registered and issued electronically through the Depository Trust Company, and when the Shares are issued and delivered by the Company and paid for in accordance with the terms of the Plan, the Shares will be validly issued, fully paid and nonassessable.

Our opinion expressed above is limited to the General Corporation Law of the State of Delaware, the applicable provisions of the Delaware constitution and the reported judicial decisions interpreting such laws. We do not express any opinion concerning any other laws. This opinion is given as of the date hereof and we assume no obligation to advise you of changes that may hereafter be brought to our attention.

We hereby consent to the filing of this opinion with the Securities and Exchange Commission as an exhibit to the Registration Statement. In giving this consent, we do not thereby admit that we are included in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Securities and Exchange Commission.



Very truly yours,

/S/ KATTEN  MUCHIN ZAVIS ROSENMAN

KATTEN MUCHIN ZAVIS ROSENMAN